Exhibit 99.1

GCI to Purchase Wireless Subscriber Base from Alaska Communications

Alaska Communications Also Sells its Minority Interest in its Partnership with GCI

ANCHORAGE, Alaska--(BUSINESS WIRE)--December 4, 2014--Alaska Communications System Group, Inc. (NASDAQ:ALSK) and General Communication, Inc. (GCI) (NASDAQ:GNCMA) have signed definitive agreements for Alaska Communications to sell its wireless subscriber base and its 33 percent interest in its partnership in the Alaska Wireless Network, LLC (AWN) to GCI for $300 million.

Under the terms of the agreements and upon close:

  GCI will assume Alaska Communications’ wireless subscriber base. Services will be uninterrupted and will continue to operate statewide and nationally.
    As of September 30, 2014, Alaska Communications had approximately 109,000 wireless customers.
  GCI will purchase Alaska Communications’ 33 percent interest in AWN and will then own 100 percent of AWN. Upon close, these agreements will eliminate future preferred and partnership distributions that otherwise would have been due under the original AWN agreements. Up until close Alaska Communications will continue to receive preferred distributions from AWN.
  The two companies have agreed upon a service transition plan for Alaska Communications customers. This will ensure a seamless continuation of service as they are transitioned to GCI.
  Alaska Communications wireless customers will continue to enjoy service on Alaska’s only statewide network.
  The transaction is targeted to close in the first quarter, 2015, and is subject to certain closing conditions.

“We are pleased to reach these agreements that allow each company to pursue its own strategy,” said Alaska Communications President and CEO Anand Vadapalli and GCI President and CEO Ron Duncan in a joint statement. “We are committed to a seamless service transition for wireless customers. Alaskans will continue to benefit from a vibrant competitive market for wireless services.”

Vadapalli added, “We appreciate the loyal support of our wireless customers and thank our wireless team who consistently deliver excellent customer service. We will continue to provide customers with this same level of quality service and support during the transition of wireless services.”

Duncan concluded, “We welcome wireless subscribers from Alaska Communications and are committed to providing them the latest technologies and superior customer service on Alaska’s only statewide network.”

GCI and Alaska Communications will notify customers with further details regarding this transition and customers do not need to take any action at this time.

About the Alaska Wireless Network (AWN)

AWN was formed in July 2013 and combined the wireless network assets of Alaska Communications and GCI. The transaction was designed to position the two companies to better compete against national wireless carriers. Under terms of the agreement, GCI retained two-thirds ownership and Alaska Communications retained one-third ownership.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is a leading provider of advanced broadband and managed service solutions for businesses and consumers in Alaska. The Company operates a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

About GCI

GCI is the largest Alaska-based and -operated, integrated telecommunications provider, offering wireless, voice, data, and video services statewide. Learn more about GCI at www.gci.com.

Forward-Looking Statements

This joint release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside GCI’s or Alaska Communications’ control. For further information regarding risks and uncertainties associated with either company's business, please refer to either GCI's or Alaska Communications' SEC filings.

CONTACT:
Alaska Communications Contacts:
Media:
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications
Heather.Cavanaugh@acsalaska.com
or
Investor Relations:
Tiffany Dunn, 907-564-7556
Manager, Board and Investor Relations
acsinvestors@acsalaska.com
or
GCI Contacts:
Media:
David Morris, 907-265-5396
VP, Corporate Communications
dmorris@gci.com
or
Investor Relations:
Tom Chesterman, 907-868-1585
VP, Finance
investor@gci.com